Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE January 18, 2006 FINAL RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Announces Record Quarterly Net Income;

Total Assets Reach $11.3 Billion

First-Quarter 2006 Highlights:

•	Record net income of $16.2 million

•	Total deposits of $5.0 billion, up 34.4% from Dec. 31st last year

•	Non-interest bearing deposits of $359 million, up 37.0% from Dec. 31st last year

•	Core Deposits increased to $2.0 billion, up 16.6% from Dec. 31, 2004

•	Total loan production of $1.4 billion, up 32.7% over same quarter last year

•	Sold $248 million in residential loans, gain of $1.9 million

•	Total assets of $11.3 billion, up 26.3% from Dec. 31st last year

•	Four new branch locations and one new market

CORAL GABLES, Fla. - BankUnited Financial Corporation (NASDAQ: BKUNA), parent of BankUnited FSB, today reported record net income of $16.2 million for the first quarter ended Dec. 31, 2005, up 11.4% from $14.5 million for the same quarter last year. Basic and diluted earnings were $0.53 and $0.50 per share, respectively, for the quarter, up from $0.48 and $0.45 per share, respectively, for the same quarter last year.

“This has been a busy and rewarding quarter,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “We achieved the highest earnings for any quarter in BankUnited’s history and reached $5 billion in deposits. In addition, we completed sales of $248 million in loans. This followed the $509 million loan sale and securitization during the fourth quarter of fiscal 2005, which affirms the market’s valuation of our mortgage assets. These sales are a continuing part of our strategic management process. We will continue to explore opportunities to sell and/or securitize our residential mortgage loan assets.

“Our margin continued its improvement, increasing 12 basis points from the preceding quarter to 1.97%. The current improvement in margin is gratifying and comes even as the Federal Reserve has been rapidly increasing rates. Recent indications signal a possible slowdown in increases in Fed Rates. Should this occur, we anticipate that our margin could significantly benefit from further upward re-pricing of our adjustable rate mortgages without commensurate increased pricing of our liabilities.

“Following our micro-market strategy, we announced an agreement with the University of Miami, located a short distance from our headquarters, to provide financial support to their educational programs while naming an important building on campus, the ‘BankUnited Center.’ We recruit from UM’s alumni base and a great number of our customers are graduates. For us, it’s a local thing.

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “We continue to expand our footprint into new markets that are ready for our brand of neighborhood banking. We opened four new offices during the quarter and entered the growing Charlotte County area in southwest Florida.

“Double-digit percentage growth in key benchmarks, including deposits and consumer loan production, prove that our micro-market strategy is working and impacting our bottom line the way we envisioned. As an added benefit, our new branches are contributing ahead of schedule, which confirms to us that we are entering the right markets at the right time. Additionally we had very strong residential and commercial loan production.

“We were particularly gratified with the Bank’s accomplishments this quarter even though our production and operations were impacted by two hurricanes. With a lot of work from every member of our staff, we recovered from the damage caused by Hurricane Wilma and were one of the first banks to have branches open after the storm. The evening of the storm, all of our branches as well as our operations center and headquarters were non-operational. Within 24 hours, we had 16 branches open to serve customers, and within four days, we had 85 percent of our network back online.

Net-Interest Margin

The net-interest margin improved to 1.97% this quarter from 1.85% for the preceding quarter, and was up from 1.84% for the same quarter last year. The improved margin is attributable to a variety of factors including early repayment of higher cost FHLB advances and certain related swaps in fiscal year 2005, the upward repricing of residential mortgage loans tied to the Monthly Treasury Average (MTA) index and a slowdown in mortgage prepayments.

Deposit Growth

Total deposits increased 34.4% to $5.0 billion at Dec. 31, 2005, up from $3.7 billion at Dec. 31, 2004. Core deposits, which include checking, savings and money market accounts, increased to $2.0 billion at Dec. 31, 2005, up 16.6% from Dec. 31, 2004. Non-interest bearing deposits rose to $359 million at Dec. 31, 2005, up 37.0% from Dec. 31, 2004. Reflecting market trends, BankUnited emphasized lengthening of maturities in time deposits as well as growth in non-interest bearing accounts in anticipation of rising interest rates.

Loan Production and Balances

Total loan originations were $1.4 billion for the quarter, up 32.7% over the first quarter of last year. Total loans grew by $850 million, or 10.6%, during the quarter to $8.9 billion as of Dec. 31, 2005.

Residential mortgage loan originations, which include specialty consumer mortgage loans originated through branch offices, were $1.2 billion for the quarter, up 40.0% over the first quarter of last year. Residential mortgage loan balances increased $739 million during the quarter.

Consumer loan production, which excludes specialty consumer mortgage loans originated through branch offices was $67.9 million this quarter, up 21.0% from the same quarter last year. Consumer loan balances grew by $27.7 million, or 10% to $305 million during the quarter.

Commercial and commercial real estate loan balances grew to $1.0 billion at Dec. 31, 2005, up 36.9% from Dec. 31 last year. Commercial and commercial real estate loan balances increased $67.3 million during the quarter.

Non-Interest Income

Total non-interest income was $7.5 million for the quarter, up 18.2% from the same quarter last year.

Fee income, which includes loan fees, deposit fees and other fees (excluding loan servicing fees), was $2.7 million for the first quarter of fiscal 2006, up 22.2% from the same quarter last year. Fee income amounts reflect the reclassification of fees on mortgage prepayments from “Other Income” to “Interest Income” for the previous periods.

During the quarter BankUnited sold $248 million of residential loans resulting in a gain of $1.9 million. BankUnited intends to take advantage of the demand for assets in the marketplace by selling and possibly securitizing loans as part of our strategic balance sheet management process.

BankUnited’s portfolio of residential loans serviced for others was $1.7 billion at Dec. 31, 2005. Servicing and ancillary fees for the quarter, net of amortization, resulted in a fee income of $0.6 million, compared to an insignificant gain for the same quarter in the prior year.

Expenses and Efficiency Ratio

Non-interest expense increased to $32.4 million, up 42.7% from $22.7 million for the same quarter in fiscal 2005. The increase in non-interest expense for the quarter primarily reflects the company’s aggressive expansion in its branch network, operations and support areas.

The efficiency ratio for the quarter was 54.98%, an increase from 50.24% for the same quarter last year.

BankUnited implemented Statement of Financial Accounting Standards No. 123 (Revised) during the quarter ended December 31, 2005, resulting in an increase in compensation expense of $256 thousand from the application of fair value accounting to its stock-based compensation programs.

Asset Quality

Non-performing assets as a percentage of total assets increased to 0.09% from 0.08% for the previous quarter, and decreased from 0.19% at Dec. 31, 2004. The slight changes in non-performing assets levels result from ordinary fluctuations within our portfolio. There is no guarantee that BankUnited’s low levels of non-performing assets will be sustainable in the future. The allowance for loan losses as a percentage of total loans was 0.32% as of Dec. 31, 2005, compared to 0.39% as of Dec. 31, 2004, and 0.32% as of September 30, 2005.

Capital

BankUnited, FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.0% and 14.0%, respectively, at Dec. 31, 2005.

Book value per common share was $17.07 as of Dec. 31, 2005, up from $16.39 at Dec. 31, 2004.

BankUnited’s board of directors declared its fourth consecutive cash dividend of one-half cent ($0.005) per share of its Class A Common Stock payable on Dec.30, 2005, to stockholders of record as of Dec. 15, 2005.

About BankUnited

BankUnited Financial Corp. (Nasdaq:BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. BankUnited had assets of $11.3 billion at Dec. 31, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee and Lee counties through 66 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter and fiscal year will be held at 2 PM EST on Wednesday, January 18, 2006, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Executive Vice President of Corporate Finance James Foster.

The toll-free dial-in number for the conference call is (800) 720-5032 (domestic) or (706) 643-9526 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 4114401. A replay of the call will be available from 4 p.m. EST on January 18 through 11:59 p.m. EST on January 25, by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is: 4114401.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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BankUnited Financial Corporation

Quarter Ended December 31, 2005 Earnings Release

	For the Three Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004
	(dollars and shares in thousands, except per share amounts)
Operations Data:

Interest income:
Interest and fees on loans	$121,009	$106,514	$70,699
Interest on mortgage-backed securities	16,630	13,804	18,236
Interest and dividends on investments and other interest-earning assets	6,054	5,236	5,343

Total interest income	143,693	125,554	94,278
Interest expense:
Interest on deposits	39,172	31,156	19,096
Interest on borrowings	49,280	45,019	33,516
Interest on trust preferred securities and subordinated debentures	3,763	3,617	2,789

Total interest expense	92,215	79,792	55,401

Net interest income	51,478	45,762	38,877

Provision for loan losses	2,300	800	1,150

Net interest income after provision for loan losses	49,178	44,962	37,727

Other income:
Loan servicing fees, net of amortization	567	(302)	88
Loan fees	709	771	558
Deposit fees	1,317	1,240	1,106
Other fees	640	659	518
Gain on sales of loans, securities, and other assets (1)	1,890	615	2,003
Insurance and investment income	895	1,077	963
Other income	1,489	1,408	1,115

Total other income	7,507	5,468	6,351

Other expense:
Employee compensation	16,761	14,547	11,196
Occupancy and equipment	6,943	6,773	5,001
Professional fees	1,496	2,139	569
Telecommunications and data processing	2,125	1,998	1,619
Advertising and promotion expense	1,398	1,326	1,444
Debt extinguishment	—	(734)	—
Other operating expenses	3,709	4,127	2,893

Total other expense	32,432	30,176	22,722

Income before income taxes	24,253	20,254	21,356

Provision for income taxes	8,078	5,989	6,831

Net income	$16,175	$14,265	$14,525

Earning Per Share Data:
Net income	$16,175	$14,265	$14,525
Preferred stock dividends	118	112	103

Net income available to common stockholders	$16,057	$14,153	$14,422

Basic earnings per common share:	$0.53	$0.47	$0.48

Weighted average common shares outstanding	30,169	30,122	30,023

Diluted earnings per common share:	$0.50	$0.44	$0.45

Weighted average diluted common shares outstanding	32,231	32,241	32,381

(1) Consists of the following:

	For the Three Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004
Gain on sales of investments and mortgage-backed securities	$—	$228	$1,609
Gain on sales of loans and other assets	$1,890	$387	$394

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BankUnited Financial Corporation

Quarter Ended December 31, 2005 Earnings Release (continued)

	As of
	December 31, 2005	September 30, 2005	December 31, 2004
	(In thousands)
Selected Balance Sheet Data:

Asset Data:
Total assets	$11,259,300	$10,667,705	$8,914,672
Cash and cash equivalents	$91,597	$238,051	$44,766
Investment securities	$289,818	$289,932	$346,489
Mortgage-backed securities	$1,495,576	$1,626,005	$1,826,121
Loans:
Residential loans	$7,416,459	$6,678,322	$5,282,999
Commercial and commercial real estate loans	1,045,546	978,233	763,972
Consumer loans (1)	304,934	277,204	192,171
Unearned discounts, premiums and loan fees	138,102	119,588	81,056
Allowance for loan losses	(28,646)	(25,755)	(24,447)

Loans receivable, net (excluding loans held for sale)	$8,876,395	$8,027,592	$6,295,751

Loans held for sale	$13,136	$12,196	$25,874
FHLB Stock	$200,842	$189,593	$152,609

Liability Data:
Total liabilities	$10,736,939	$10,160,089	$8,412,665
Deposits:
Non-interest bearing deposits	$359,040	$371,535	$262,028
Interest bearing checking and money market deposits	379,616	382,817	417,649
Savings	1,228,121	1,179,571	1,006,511

Total core deposits	1,966,777	1,933,923	1,686,188
Certificates of deposit	3,040,580	2,799,432	2,040,595

Total deposits	$5,007,357	$4,733,355	$3,726,783

Borrowings (2)	$5,325,911	$4,981,733	$4,301,404
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,108	$195,500	$195,841

Equity Data:
Total stockholders’ equity	$522,361	$507,616	$502,007
Preferred equity	$7,268	$6,562	$6,299

AVERAGE BALANCE SHEET DATA (Three months ended)

Loans, net (3)	$8,462,466	$8,015,588	$6,025,555
Investment securities	$288,109	$287,685	$338,365
Mortgage-backed securities	$1,573,344	$1,455,296	$1,955,160
Interest-earning assets (4)	$10,538,500	$9,957,817	$8,473,779
Assets	$10,868,823	$10,268,583	$8,718,877
Interest bearing deposits	$4,518,093	$4,027,861	$3,326,726
Non-interest-bearing deposits	$342,756	$334,087	$247,454
Other borrowings (2)	$5,057,572	$4,970,824	$4,263,078
Convertible debt	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$195,459	$196,209	$175,702
Interest-bearing liabilities	$9,891,123	$9,314,895	$7,885,507
Liabilities	$10,354,038	$9,768,494	$8,223,505
Stockholders’ equity	$514,785	$500,089	$495,372

(1)	Includes home equity loans and lines of credit, excludes consumer mortgage products which are included in Residential Loans.
(2)	Includes FHLB advances, repurchase agreements,senior notes, and federal funds purchased.
(3)	Includes loans held for sale.
(4)	Excludes non-accruing loans.

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BankUnited Financial Corporation

Quarter Ended December 31, 2005 Earnings Release (continued)

	For the Three Months Ended
	December 31, 2005	September 30, 2005	December 31, 2004
Selected Data:

Quarterly Performance Data:
Return on average tangible common equity	13.40%	12.17%	12.52%
Return on average assets	0.60%	0.56%	0.67%
Yield on interest-earning assets	5.44%	5.03%	4.43%
Cost of interest-bearing liabilities	3.70%	3.40%	2.79%
Net interest yield on earning assets (margin)	1.97%	1.85%	1.84%
Net interest spread	1.74%	1.63%	1.64%
Efficiency Ratio	54.98%	58.90%	50.24%

	As of
	December 31, 2005	September 30, 2005	December 31, 2004
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$17.07	$16.59	$16.39
Closing price of Class A Common Stock	$26.57	$27.87	$31.95
Common shares outstanding	30,447	30,200	30,239
Average equity to average assets (3 mos.)	4.74%	4.87%	5.68%

Capital Ratios:
Tangible capital ratio (1)	7.0%	7.1%	7.3%
Tier 1 core capital ratio (1)	7.0%	7.1%	7.3%
Total risk-based capital ratio (1)	14.0%	14.5%	15.2%

Non-Performing Assets:
Non-accrual loans	$9,268	$8,391	$14,998
Restructured loans	—	—	364
Loans 90 day past due and still accruing	308	—	39

Total non-performing loans	9,576	8,391	15,401
Real estate owned	224	542	1,602

Total non-performing assets	$9,800	$8,933	$17,003

Allowance for loan losses	$28,646	$25,755	$24,447

Non-performing assets to total assets	0.09%	0.08%	0.19%
Non-performing loans to total loans	0.11%	0.10%	0.24%
Allowance for loan losses as a percentage of total loans	0.32%	0.32%	0.39%
Allowance for loan losses as a percentage of non-performing loans	299.14%	306.94%	158.74%
Net year-to-date (recoveries) charge-offs	$(591)	$2,124	$782
Net annualized year-to-date (recoveries) charge-offs as a percentage of average total loans	(0.03)%	0.03%	0.05%

(1)	Capital ratios are for BankUnited FSB only.